Exhibit 99.1

Corio Reports Third Quarter 2003 Financial Results

Application Management Revenue Increases 52% Over Third Quarter Last Year

SAN CARLOS, Calif.—October 28, 2003—Corio, Inc. (NASDAQ: CRIO), a leading enterprise application service provider, today reported results for its third quarter ended September 30, 2003. Revenue for the third quarter of 2003 was $15.5 million, a 16 percent increase over the $13.4 million reported for the same period in 2002. Application management services revenue for the third quarter of 2003 was $14.3 million, a 52 percent increase over the $9.4 million reported for the same period in 2002. Net loss on a GAAP basis for the third quarter of 2003 was reduced to $2.3 million, or $0.04 per diluted share, compared to the net loss of $10.2 million, or $0.19 per diluted share, reported for the same period in 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2003 were $0.7 million, compared to an EBITDA loss of $7.7 million reported for the same period in 2002. As of September 30, 2003, the total of cash, cash equivalents, restricted cash and short-term investments was $43.4 million. Also during the quarter the company successfully finalized settlements related to the Qwest Cyber.Solutions acquisition and certain professional services engagements, resulting in significant one-time net benefits to revenue, costs and the company’s cash balance.

“We delivered against our key financial objectives and achieved our third consecutive quarter of EBITDA profitability,” said Brett White, Chief Financial Officer at Corio.

During the quarter, Corio closed significant new contracts including new customers, customer renewals, and contract extensions. They include:

•	United Nations Development Programme (UNDP)

•	HDR, an architectural, engineering and consulting firm

•	US Small Business Administration (SBA)

•	Southern Union Company (NYSE: SUG)

•	A Fortune 100 financial services company

•	Toshiba America Information Systems (TAIS)

•	US Department of Treasury, Administrative Resource Center (ARC)

On October 23, 2003 Corio announced it had gained a leadership position in the enterprise ASP market for SAP applications through the acquisition of privately held Nexus Technology, Inc. Nexus Technology is a leading service provider for SAP applications to mid-size and Fortune 1000 organizations. Nexus has been involved in over ninety SAP implementations and currently provides remote and fully hosted SAP application management and professional services to over 35,000 subscribed users. Corio is pleased to announce important additions to its growing list of customers using SAP applications including Amada America, Getrag, American Bottling Company, Sunsweet Growers, and Symbol Technologies.

“This quarter we have experienced increased adoption of our Applications on Demand services,” said George Kadifa, Chairman and CEO of Corio. “I am also pleased to welcome our new employees and the customers of Nexus. With this acquisition Corio has gained clear leadership in the SAP market segment.”

The company also announced expanded operations of Corio India, its subsidiary in Bangalore, India. The expansion includes infrastructure deployment, increased staff hiring and the appointment of a Country Manager. Through an integrated global delivery model, Corio combines the process automation advantages of its industry leading Applications on Demand™ platform with the highest skilled IT professionals available. With this ‘follow-the-sun’ coverage model, Corio’s growing base of global customers gains non-stop customer support from both sides of the globe.

Also during the quarter, IDC, a leading IT market research and advisory firm, recognized Corio for the second consecutive year as a leader in IDC’s enterprise ASP leadership grid. The leadership grid was published in the latest IDC document titled Worldwide Enterprise ASP Competitive Analysis, July 2003, IDC# 29813. The IDC study examines the market for enterprise application service providers (ASP) and leading vendor performance and profiles for 2003.

Use of Non-GAAP Financial Measures

This press release discloses earnings before interest, taxes, depreciation and amortization, or EBITDA (which includes detailed information on amortization expense), that may be considered a non-GAAP financial measure within the meaning set forth in the recently adopted rules of the Securities and Exchange Commission, or SEC. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the company’s financial operating results, management believes that EBITDA is an appropriate measure of evaluating Corio’s operating performance, because it reflects the resources available to pursue strategic opportunities including, among others, investing in the business and strengthening the balance sheet. However, this measure should be considered in addition to, and not as a substitute, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure as is now required under SEC rules regarding the use of non-GAAP financial measures. As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

Quarterly Conference Call

Management will host a conference call to discuss the third quarter results and the business outlook for the fourth quarter beginning at 2:00 p.m. PST today. Interested parties may listen to the conference call via live broadcast over the Internet at http://www.corio.com/ir or over the telephone by dialing (888) 273-9887 with pass code “Corio Q3-03”. For those unable to participate in the live call, a replay will be available by telephone beginning at 5:00 p.m. PST after conclusion of the call and continuing through November 4, 2003; the replay number is

(800) 475-6701, with confirmation code 701299. A replay of the conference call will also be available for 30 days on Corio’s website.

About Corio, Inc.

Corio, Inc. (NASDAQ: CRIO) is a leading enterprise application service provider (ASP). The Corio Applications on Demand™ platform delivers enterprise software applications from leading independent software vendors as a service for a fixed monthly fee. Corio provides infrastructure and applications management, professional services, and Corio iSRVCE™ technology resource management (TRM) software. Additional information about Corio is available at www.corio.com.

Corio is a registered trademark of Corio, Inc. Applications on Demand, iSRVCE and SRVCE are trademarks of Corio, Inc. All other product and company names mentioned herein may be the trademarks of their respective owners.

Forward-Looking Statements:

Matters discussed in this release involving expectations, beliefs, plans, projections, intentions, future events or strategies are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under their safe-harbor provisions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements herein include statements regarding Corio’s future financial and operating performance, any implication that future financial and operating performance is predictable based on the results in the third quarter, statements regarding any increase in adoption of Corio’s services, statements regarding improvements by Corio in its market share for SAP services, services to be performed for certain customers, and the benefits to Corio and its customers of Corio Applications on Demand and Corio’s services. Some of the specific factors that may cause actual results to differ include, among others: the fact that Corio operates in a new industry with a rapidly-evolving business model, the fact that visibility into future financial and operating performance in the current environment is poor, the fact that the structure of relationships may change and relationships may terminate, and the fact that customers may not pay Corio as expected. Additional risks that could cause actual results to differ materially from those projected are discussed in our public filings with the SEC which are available at the SEC’s website (http://www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Corio undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, and Corio shall have no duty to update statements made herein.

Investor Relations Contact:

Arthur Chiang	Carolyn Bass, Rob Walker
Senior Vice President, Investor Relations	Market Street Partners
Corio, Inc.	415-321-2444
achiang@corio.com	ir@corio.com
650-232-3171

CORIO, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$11,585	$26,908
Short-term investments	24,128	17,031
Accounts receivable	3,339	6,109
Prepaid expenses and other assets	2,443	3,421

Total current assets	41,495	53,469
Restricted cash	7,717	7,717
Property and equipment and other assets	11,684	19,106

Total assets	$60,896	$80,292

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$11,506	$19,484
Deferred revenue	2,090	2,636
Other current liabilities	785	4,732

Total current liabilities	14,381	26,852
Long-term liabilities	5,618	4,025

Total liabilities	19,999	30,877
Stockholders’ equity	40,897	49,415

Total liabilities and stockholders’ equity	$60,896	$80,292

CORIO, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Application management services	$14,295	$9,399	$45,762	$28,417
Professional services and other	1,245	3,982	5,833	9,959

Total revenues	15,540	13,381	51,595	38,376
Costs and Expenses:
Application management services	11,210	9,704	36,333	27,024
Professional services and other	730	3,708	4,455	10,583
Research and development	1,123	1,316	3,819	5,092
Sales and marketing (1)	2,125	2,085	6,632	8,324
General and administrative (1)	2,339	2,693	6,917	8,682
Restructuring charges	—	4,036	2,334	4,036
Amortization of stock based compensation	(34)	690	445	1,791
Amortization of intangible assets	367	56	1,257	56

Total operating expenses	17,860	24,288	62,192	65,588

Loss from operations	$(2,320)	$(10,907)	$(10,597)	$(27,212)

Interest and other income	63	279	233	843
Tax benefit	—	400	—	400

Net Loss	$(2,257)	$(10,228)	$(10,364)	$(25,969)

Basic and diluted net loss per share	$(0.04)	$(0.19)	$(0.18)	$(0.49)

Shares used in computation—basic and diluted	57,684	53,978	56,098	52,605

RECONCILIATION OF NET LOSS TO EBITDA AND NON-GAAP NET INCOME (LOSS)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net loss	$(2,257)	$(10,228)	$(10,364)	$(25,969)
Amortization expense (1)	336	480	2,129	1,714
Interest and other income	(63)	(279)	(233)	(843)
Tax benefit	—	(400)	—	(400)
Depreciation	2,701	2,704	8,788	8,177

EBITDA	717	(7,723)	320	(17,321)
Restructuring charges	—	4,036	2,334	4,036

NON-GAAP NET INCOME (LOSS)	$717	$(3,687)	$2,654	$(13,285)

(1) AMORTIZATION EXPENSE IN NON-GAAP NET INCOME (LOSS) RECONCILIATION ABOVE	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Amortization expense (benefit) included in other Statement of Operations expense line items:
Sales and marketing	$—	$(269)	$417	$(143)
General and administrative	3	3	10	10

Total amortization expense (benefit) in other Statement of Operations expense line items	3	(266)	427	(133)
Amortization of stock based compensation	(34)	690	445	1,791
Amortization of intangible assets	367	56	1,257	56

Total amortization expense	$336	$480	$2,129	$1,714